Exhibit 99(k)(3)

CONFIDENTIAL

Transfer Agency Services Agreement

This Transfer Agency Services Agreement (the “Agreement”) is entered into and effective as of November 7, 2022 (the “Effective Date”) by and among:

1.	DST Systems, Inc., a corporation incorporated in the State of Delaware, an SS&C company (“SS&C”);

2.	Each of the investment vehicles listed in Schedule B (each, a “Fund” and collectively, the “Funds”); and

3.	OHA Private Credit Advisors, L.P., a Delaware limited partnership (the “Advisor”) and a wholly-owned subsidiary of Oak Hill Advisors, L.P., a Delaware limited partnership (“OHA”).

The Funds, the Advisor and OHA may be referred to collectively as “Client.” SS&C and Client each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)	“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, investigation, arbitration or proceeding, in each case, made, asserted or commenced by any Person (including any Government Authority); provided, that “Action” shall not include any ordinary course regulatory audit, routine regulatory request for information or regulatory sweep inspection.

(b)	“Advisor” has the meaning set forth in the preamble.

(c)	“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 50% of the outstanding voting equity of that Person or (ii) the right to control the appointment of more than 50% of the board of directors or analogous governing body, management or executive officers of that Person.

(d)	“Agreement” has the meaning set forth in the preamble.

(e)	“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

(f)	“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its negotiation or the Services.

(g)	“Client” has the meaning set forth in the preamble.

(h)	“Client Data” means all data of Client, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Client and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(i)	“Client Representative” has the meaning set forth in Section 11.2(a).

(j)	“Confidential Information” means any information about Client or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement or another applicable confidentiality agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the financial services industry. Information about Client shall include all information in respect of each Fund regarding the market positions, trade data, investments, portfolio holdings, trading strategies, Fund investors as well as any sensitive information of or regarding Fund investors, such as information that identifies an individual, such as names in combination with social security numbers or other government-issued identifiers, date of birth, financial account numbers or any other information relating to a natural person’s sensitive personal information.

(k)	“Data Breach” has the meaning set forth in Section 9.4.

(l)	“Data Supplier” means a supplier of Market Data.

(m)	“DPA” has the meaning set forth in Section 9.2.

(n)	“Effective Date” has the meaning set forth in the preamble.

(o)	“Fund” or “Funds” has the meaning set forth in the preamble.

(p)	“GLBA” has the meaning set forth in Section 9.1.

(q)	“Governing Documents” means the constitutive documents of an entity and, with respect to any Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, as applicable, and any offering memorandum, subscription materials and other offering supplements utilized by such Fund in connection with the offering of any of its securities or interests to investors, each as amended, modified and/or restated from time to time.

(r)	“Government Authority” means: (i) any government or political subdivision thereof, whether non-U.S. or U.S., national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and/or (iii) any non-U.S. or U.S. federal, state, county or municipal court.

(s)	“Law” has the meaning set forth in Section 1.4.

(t)	“Loss” or “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, charges, expenses, interest, applicable taxes or other losses, claims, damages and liabilities of any kind.

(u)	“Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(v)	“OHA” has the meaning set forth in the preamble

(w)	“Party” or “Parties” has the meaning set forth in the preamble.

(x)	“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(y)	“Personal Information” has the meaning set forth in Section 9.1.

(z)	“Records” means the financial records and supporting documentation (excluding invoices) that SS&C prepares and receives in connection with a Fund’s monthly or quarterly financial statements and Client reporting packages during the term of this Agreement, including investor lists and subscription and redemption documents that SS&C receives in connection with investor subscriptions and redemptions.

(aa)	“Services” means the services listed in Schedule A, as amended or supplemented from time to time by mutual agreement of the Parties.

(bb)	“SS&C” has the meaning set forth in the preamble.

(cc)	“SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(dd)	“SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services;
provided, that, notwithstanding Section 3.4, “SS&C Property” shall not include the data contained in reports or statements provided to Client or an investor in a Fund or any documentation (whether or not provided to Client) of Client’s systems, data and process flows.

(ee)	“SS&C” has the meaning set forth in the preamble.

(ff)	“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.	Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.	Section and Schedule headings shall not affect the interpretation of this Agreement.

1.4.	Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “Law” includes applicable statutes, rules, regulations, interpretations and orders of any Government Authority. Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

1.5.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.	SS&C shall at all times perform the Services and its related duties and obligations, with reasonable care, skill, prudence and diligence. SS&C shall be under no duty or obligation to perform any service or take any action except as specifically listed in Schedule A, or as otherwise mutually agreed in writing by the Parties (including by electronic mail exchanged by authorized Persons, provided that such e-mails are memorialized in a writing signed by the Parties), and no other duties or obligations, including, valuation-related, fiduciary or analogous duties or obligations, shall be implied. For clarification, this will include costs related changes to the software, systems or processes used by SS&C to provide the Services necessitated by change in applicable Law; provided in such case a Fund will only be responsible for its pro-rata share of such costs.

2.2.	In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or, with Client’s prior written consent, to other Persons who are not Affiliates of SS&C but are selected by SS&C subject to the standards of care set forth in Section 2.1 hereof. If SS&C delegates any Services, such delegation shall not relieve SS&C of its duties and obligations or its liability hereunder.

2.3.	Each Fund agrees to pay, the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”), which may be amended by the Parties from time to time, within thirty (30) days following the receipt of SS&C’s invoice. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.4.	Charges attendant to the development of reasonable changes to the TA2000 System requested by a Fund (“Client Requested Software”) shall be at SS&C’s standard rates and fees in effect at the time. If the cost to SS&C of operating the TA2000 System is increased by the addition of Client Requested Software, SS&C shall be entitled to increase its fees by an amount to be mutually agreed upon.

3.	Client Responsibilities

3.1.	The management and control of each Fund is vested exclusively in such Fund’s governing body (e.g., general partner for a limited partnership, managing member for a limited liability company, board of directors for a corporation, board of trustees or directors for a business development company) and Advisor (or an Affiliate thereof), in each case subject to the terms and provisions of such Fund’s Governing Documents. The governing body of a Fund and/or Advisor will make all decisions, perform all management functions relating to the operation of such Fund and authorize all transactions relating thereto. Without limiting the foregoing, Advisor shall use commercially reasonable efforts to:

(a)	Designate properly qualified individuals to oversee the Services and establish and maintain internal controls with respect thereto.

(b)	Evaluate the accuracy of the results of the Services, review (and, upon request, sign off on) all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)	Provide, or use commercially reasonable efforts to cause to be provided, valuations of the Funds’ assets and liabilities in accordance with Client’s written valuation policies.

(d)	Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items reasonably required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.	For the avoidance of doubt, the Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Client and do not limit or modify Advisor’s responsibility for determining the value of each Fund’s assets and liabilities.

3.3.	Each Fund is solely and exclusively responsible for ensuring that it complies with Law and its Governing Documents. SS&C is not responsible for monitoring Client’s compliance with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.	In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Client in connection with the Services and (ii) not be disseminated by Client or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, in connection with the Services and this Agreement no SS&C Associate nor any Data Supplier engaged by SS&C (and not directly by Client) shall be liable to Client or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Client on Market Data or the provision of Market Data in connection with this Agreement.

3.5.	Except as may be prohibited by Law or upon the request of a Government Authority, Client shall promptly notify SS&C of any material Action against a Fund that could reasonably be expected to impact the Services or SS&C’s or Client’s obligations under this Agreement.

3.6.	Client shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons, as applicable, promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents. Client shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services, except standard and customary non-reliance, exculpation, confidentiality or similar agreements that SS&C enters into in the normal course of business.

3.7.	SS&C Associates (i) shall be entitled, without further enquiry, for all purposes in relation to dealings with all Persons, to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature and howsoever received by SS&C Associates in good faith, in connection with the performance of the Services and its duties and obligations hereunder and (ii) shall not be responsible or liable to any Person for any Losses arising by virtue of any such information or communication not being authentic, complete and/or accurate.

4.	Term; No Fault Termination; Termination for Cause

4.1.	The initial term of this Agreement will be from the Effective Date for a period of thirty-six (36) months. Thereafter, this Agreement will continue subject to termination by either Party for any reason (or without reason) as of the end of any calendar month upon written notice delivered by the terminating Party at least 180 calendar days prior to the first calendar day of such calendar month.

4.2.	A Party also may, by written notice to the other Party, terminate this Agreement if any of the following events occur:

(a)	The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach; provided, that the breaching Party shall act in good faith to provide notice of any breach to the non-breaching Party.

(b)	The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding or (iv) becomes subject to a material Action involving fraud or criminal activity that the terminating Party reasonably determines could cause it reputational harm.

4.3.	Without limiting the foregoing, SS&C’s engagement hereunder may be terminated by either Party at any time, as required under applicable Law or legal process upon written notice to the other Party.

5.	Effect of Termination

5.1.	In the event of a termination in accordance with the provisions of Section 4 of this Agreement, SS&C shall provide exit assistance by promptly supplying Client Data to Client or any other party designated by Client in formats reasonably requested by Client; provided, that all fees and expenses properly billed and accrued through the date of termination have been paid. If Client wishes to retain SS&C to perform additional transition services, including providing data and reports in new formats, Client and SS&C shall agree in writing to the additional services and related fees and expenses in advance.

5.2.	Termination of this Agreement in accordance with the provisions of Section 4 shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses); or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. This Section 5.2 and Sections 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Client after the termination of this Agreement, all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.3.	If more than one Fund is subject to this Agreement, this Agreement will automatically terminate with respect to a particular Fund upon such Fund ceasing operations and/or liquidating as of the date of such cessation or liquidation, and Client will remain responsible for the fees payable under this Agreement through such termination date.

6.	Limitation of Liability and Indemnification

6.1.	Notwithstanding anything in this Agreement to the contrary: (a) SS&C Associates shall not be liable to Client for any action or inaction of any SS&C Associate except to the extent of Losses resulting from the gross negligence, willful misconduct or fraud of SS&C in connection with this Agreement; and (b) without prejudice to each Fund’s indemnity obligations under Section 6.2, under no circumstances shall either Party be liable to the other Party for Losses that are special, consequential or punitive, or that represent lost profits, opportunity costs or diminution of value.

6.2.	Each Fund shall indemnify, defend and hold harmless each SS&C Associate from and against any and all Losses suffered by such SS&C Associate that arise out of or in connection with the Services provided by SS&C on behalf of such Fund (including reasonable legal fees and costs to enforce this provision) that such SS&C Associate suffers, incurs or pays as a result of any Third Party Claim, except to the extent of any Losses determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of SS&C Associates in connection with this Agreement. The fees of reputable counsel shall be deemed reasonable. Upon the assertion of a Third Party Claim for which a Fund may be required to indemnify SS&C, SS&C shall notify such Fund of such assertion, and shall keep such Fund advised with respect to all developments concerning such Claim, and such Fund shall have the option to assume control of the applicable defense and/or settlement, provided that any such settlement that shall require any SS&C Associate to (i) take or refrain from taking any action, (ii) admit any wrongdoing, or (iii) pay any money shall require the consent of SS&C. No SS&C Associate shall confess, compromise or settle a Third Party Claim in any case in which it is entitled to indemnification except with the prior written consent of the indemnifying Fund, which consent shall not be unreasonably delayed, withheld or conditioned

6.3.	In the event of any Claim between (i) any SS&C Associate and (ii) any Client, the prevailing Party shall be entitled to recover the costs of external counsel in connection with such Claim.

6.4.	The maximum amount of cumulative liability of SS&C Associates to Client for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by the Client to SS&C under this Agreement for the most recent 60 months immediately preceding the date of the event giving rise to the Claim or, if the Agreement has been effective for less than 60 months, the average monthly fees paid by the Client to SS&C under this Agreement since the Effective Date multiplied by 60, provided that the foregoing limitation shall not apply to Losses determined by a court of competent jurisdiction to have resulted from the willful misconduct or fraud of SS&C Associates in connection with this Agreement.

7.	Representations, Warranties and Covenants

7.1.	Each Party represents and warrants to each other Party that:

(a)	It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)	It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)	It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)	The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.	Advisor represents and warrants to SS&C that it has actual authority to provide instructions and directions on behalf of the Funds and that all such instructions and directions are consistent with the Governing Documents of the Funds and other corporate actions of the Funds.

7.3.	Each Fund represents, warrants and covenants to SS&C that all requisite steps will be taken by the Fund or its designated service provider from time to time when and as necessary to register, or qualify, as applicable, the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require registration or qualification.

7.4.	Each Fund represents and warrants to SS&C that (i) it is properly registered as an investment company under the U.S. Investment Company Act of 1940, as amended, or (ii) it is not required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended

7.5.	SS&C represents, warrants and covenants to Client that:

(a)	It is in material compliance with all Laws applicable to it in the performance of the Services;

(b)	It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Client with a summary of its business continuity policies, will test its business continuity procedures at least annually and will provide Client with a summary of the test results upon written request.

(c)	It has implemented and maintains a commercially reasonable disaster recovery plan that is subject to regular review and testing;

(d)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(e)	It maintains commercially reasonable insurance.

(f)	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and SS&C will continue to be registered and so approved during the term of this Agreement. SS&C will promptly notify the Fund in the event of any material change in its status as a registered transfer agent; and if SS&C fails to be so registered or approved by the Securities and Exchange Commission or any successor agency of the SEC, or any additional agency to the extent the existing Services as they apply to the then current Fund(s) (to the extent required by SS&C’s business generally) become subject to additional regulatory oversight by an agency other than the SEC, SS&C shall register as a transfer agent for such Services.

(g)	All records maintained by SS&C relating to services to be performed by SS&C under this Agreement are the property of the Funds.

(h)	SS&C agrees to furnish the Funds with SS&C Technologies Holdings, Inc.’s publicly available annual reports.

(i)	SS&C represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

(j)	SS&C will permit each Fund and its authorized representatives (subject to execution of SS&C’s standard confidentiality and non-use agreement) to make an initial inspection in connection with entering into this Agreement and periodic inspections thereafter of its operations consistent with such inspections as SS&C permits for other similarly situated clients, as such involves or is utilized by SS&C to provide services to such Fund at reasonable times during business hours.

7.6.	Each Party agrees that it shall notify the other Party promptly if it becomes aware that any of the representations that it has provided to the other Party pursuant to this Agreement becomes materially inaccurate at any time during the term of this Agreement.

8.	Client Data

8.1.	Client will provide or use commercially reasonable efforts to ensure that other Persons provide all Client Data to SS&C in a format requested by Client and reasonably acceptable to SS&C (or as otherwise agreed in writing) and Client has the right to so share the data. Without prejudice to Section 3.7 of this Agreement, SS&C shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Client Data provided to SS&C by Client or at Client’s request. As between SS&C and Client, all Client Data shall remain the exclusive property of the applicable Client. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2.

8.2.	SS&C shall maintain and store material Client Data used in the official books and records of each Fund for at least a rolling period of 7 years starting from the Effective Date.

8.3.	Client and/or its auditors shall at their own cost and expense have the right to inspect any Client Data retained by SS&C upon reasonable notice subject to such limitations as SS&C may reasonably impose in order to avoid such inspection from disrupting SS&C’s daily business operations. Upon written request of Client and subject to Section 4.1, SS&C shall, at a Fund’s expense, deliver all Records in its possession to Client. Notwithstanding the foregoing, SS&C may retain copies of any Records (subject to continuing obligations of confidentiality) that SS&C reasonably deems necessary or advisable to retain or that may be required to be retained by SS&C to meet its audit, regulatory, self-regulatory or other requirements or its internal recordkeeping policies.

9.	Data Protection

9.1.	From time to time and in connection with the Services, SS&C may obtain access to Personal Information of Client, or of Fund investors or prospective investors for its processing. “Personal Information” shall include non-public personal information provided to, and maintained by, the Funds, including personally identifiable financial information as defined by Title V of the Gramm-Leach Bliley Act, 15 U.S.C. §§6801, et seq., and its implementing regulations (the “GLBA”). Personal Information shall not include any personal information not required by applicable Law to be kept confidential. As applicable to the Services, SS&C has implemented policies and procedures that are reasonably designed to meet the requirements of, and SS&C shall comply in all material respects with, the provisions of Title V of the GLBA and all other Laws applicable to SS&C and/or the Services regarding the restrictions on use, disclosure and safeguarding of Client Personal Information processed by and on behalf of SS&C as in effect from time to time.

9.2.	SS&C will notify the Client in the event of a prospective investment from an investor in the European Union or United Kingdom. Client consents to the processing and transmission of Client Personal Information outside the jurisdiction governing this Agreement in accordance with applicable Law applicable to such Personal Information and SS&C for any purpose reasonably related to this Agreement, including to provide the Services and perform related incidental activities; provided, however, SS&C agrees it will discuss in good faith and, if mutually agreed, enter into additional transfer clauses upon reasonable request by Client to the extent Client is required to execute such clauses under applicable Law with respect to Client Personal Information and SS&C understands and agrees that such processing of Client Personal Information and any transfer of Client Personal Information shall be in accordance with the Data Protection Addendum (“DPA”) at Schedule C. The security provisions specified in Schedule C are subject to change by SS&C at any time provided that the protections afforded thereby will not be diminished in any material way in comparison with those provided by SS&C to the Funds prior to the execution of this Agreement.

9.3.	SS&C has implemented and maintains policies and procedures that are reasonably designed to protect any Client Personal Information and/or Confidential Information maintained by SS&C against anticipated threats or hazards to such information, including accidental or unauthorized disclosure, access, damage, destruction, alteration or loss and other unlawful forms of processing.

9.4.	SS&C will promptly investigate material incidents of unauthorized access to or loss of Client Personal Information and Confidential Information maintained by SS&C (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise SS&C’s investigation, notify Client without undue delay after becoming aware of such Data Breach, or as soon as reasonably practicable thereafter. Upon request of Client, SS&C shall cooperate with Client to investigate the nature and scope of any Data Breach and to take appropriate actions to mitigate, remediate and otherwise respond to the Data Breach or associated risks, and will report to Client such actions. Client is responsible for making notifications related to a Data Breach that are required by applicable Law. SS&C will work with Client in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Client the corrective actions. SS&C will reasonably cooperate with Client in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.5.	Each Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Funds, and make such consolidated data available to clients of the analytics products and services.

Each Fund hereby consents to the use by SS&C of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources, and in no way will be attributable to the Fund(s), the Advisor or OHA in any manner whatsoever by such customers. SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying a Fund, the Advisor or OHA, or any information in a form or manner which could reasonably be utilized to readily determine the identity of a Fund, the Advisor or OHA, or a Fund’s investors.

10.	SS&C Property

10.1.	SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Client nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property. Client shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.	Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.	Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Client, to each of its Affiliates, members, shareholders, directors, officers, direct and indirect partners, employees and agents (each, a “Client Representative”) who need to know such information for the purpose of carrying out Client’s duties and obligations under, or receiving the benefits of or enforcing, this Agreement. Client shall be responsible for compliance by Client Representatives with this Section 11 but shall not be responsible for such compliance by any other Person.

(b)	In the case of SS&C, to each SS&C Associate, Client Representative, Client investor, Client bank or broker, Client counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties and obligations under, or receiving the benefits of or enforcing, this Agreement. SS&C shall be responsible for compliance by SS&C Associates with this Section 11 but shall not be responsible for such compliance by any other Person.

(c)	As may be (i) required by Law or pursuant to legal process or (ii) requested by any Government Authority having jurisdiction over such Party in connection with a routine audit or examination by, or blanket document request from, such Government Authority regardless of whether such audit, examination or blanket document request specifically targets the Party to whom such obligations would otherwise be owed hereunder (or its Affiliate) or this Agreement; provided, that the disclosing Party (x) when reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (y) discloses no more of the other Party’s Confidential Information than reasonably necessary and (z) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense. Disclosure to Government Authorities in connection with the routine examination or oversight of disclosing Party by those Government Authorities shall be excluded from the notice requirement of clause (x).

11.3.	Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.	SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5.	Client shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the marketing-related materials and offering documents of a Fund and pursuant to due diligence or other requests by investors or prospective investors in such Fund upon SS&C’s prior written consent, which may be provided by electronic mail; provided, that such consent shall not be unreasonably withheld, conditioned or delayed. SS&C shall not otherwise have the right to identify Client in connection with its marketing-related activities or in its marketing materials as a client of SS&C without Client’s prior written consent; provided, that such consent shall not be unreasonably withheld, conditioned or delayed. This Agreement shall not prohibit SS&C from using any Client data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided, that Client is not named in such public statements without its prior written consent and the information included in such public statements cannot be attributed to a Fund or the Advisor or reasonably likely to result in the identification of a Fund or the Advisor.

12.	Notices

12.1.	Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attention: Legal Department

If to Client:

OHA Private Credit Advisors, L.P.

c/o Oak Hill Advisors, L.P.

201 Main Street | Suite 1250

Fort Worth, Texas 76102

Attention: Thomas Hansen, Managing Director, Chief Accounting Officer and Head of Client Accounting

T: +1 (817) 215-2823

thansen@oakhilladvisors.com

provided, that notices to the Fund(s) relating to AML matters shall be made instead to:

OHA Private Credit Advisors, L.P.

c/o Oak Hill Advisors, L.P.

Chief Compliance Officer

cg@oakhilladvisors.com, or at another email address as may be provided by the Fund(s) from time to time.

13.	Miscellaneous

13.1.	Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.	Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by a Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party, which consent shall not be unreasonably denied, delayed or conditioned; provided, that (i) a change of control of a Party, whether through a purchase of a controlling interest of such Party’s outstanding voting equity interests or a purchase of all, or substantially all, of such Party’s assets, a merger or other business combination with or into another entity, and/or a merger, assignment or transfer by operation of law, shall not be deemed an assignment; and (ii) either Party may assign this Agreement without the other Party’s consent to an Affiliate. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If a Party assigns or otherwise transfers this Agreement to a Person other than an Affiliate of such Party without consent of the other Party, such other Party may terminate this Agreement by written notice.

13.3.	Choice of Law; Choice of Forum. THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO SETTLE ANY CLAIM. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

13.4.	Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.	Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof (i) supersedes and replaces all prior agreements among the Parties with respect to the subject matter hereof and (ii) supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

13.6.	Force Majeure. SS&C will not be responsible for any Losses of Client or Client’s property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event and to restore usual Services as soon as reasonably practicable.

13.7.	Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Client understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with Client’s activities.

13.8.	No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between any of the Parties.

13.9.	No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Client will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who have materially worked on Client’s account without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. Upon Client’s requests, SS&C shall provide a list of employees.

13.10.	No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.	Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.	Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of a Fund in any Action to which Client is a party or otherwise related to Client (other than any Action between SS&C and Client), Client shall reimburse SS&C for all reasonable costs and expenses, including the time of its professional staff at SS&C’s standard rates and the reasonable cost of legal representation, that SS&C reasonably incurs in connection therewith, except to the extent resulting from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.

13.13.	Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.	Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

OHA PRIVATE CREDIT ADVISORS, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President & Secretary

T. ROWE PRICE OHA PRIVATE CREDIT FUND

By:	/s/ Gerard Waldt, Jr.
Name: Gerard Waldt, Jr.
Title: Chief Financial Officer

[Signature Page to Transfer Agency Services Agreement]

DST SYSTEMS, INC.

By:	/s/ Ken Fullerton
Name:	Ken Fullerton
Title:	Authorized Signatory

Schedule A

Transfer Agency and Dividend Disbursing Agent Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)	“Procedures” shall collectively mean SS&C’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	“TA2000 System” shall mean SS&C’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Each Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	A Fund and other Persons that are not employees or agents of SS&C, whose cooperation is reasonably required for SS&C to provide the Services, providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by a Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Fund Data or other information provided to SS&C in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by a Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by each Fund of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; SS&C Obligations.

A.	SS&C utilizing the TA2000 System will perform the following services as transfer and dividend disbursing agent and distribution reinvestment plan administrator for the Funds:

(i)	issuing (including countersigning), transferring, redeeming and repurchasing book entry shares or cancelling share certificates as applicable;

(ii)	maintaining shareholder accounts on the records of each Fund on the TA2000 System in accordance with the instructions and information received by SS&C from the Funds, a Fund’s distributor, a Fund’s manager, a Fund’s managing dealer, a Fund’s investment adviser, a Fund’s sponsor, a Fund’s custodian, or a Fund’s administrator and any other person whom a Fund names on Appendix 1 (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C supports the functionality of the applicable DTCC program:

(a)	SS&C will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, repurchase and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C,

(b)	issuing instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	providing account and transaction information from the Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintaining shareholder accounts on TA2000 through the Programs;

(iv)	providing transaction journals;

(v)	preparing shareholder meeting lists for use in connection with any annual or special meeting and certifying a copy of such list;

(vi)	withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to each Fund’s vendor of choice;

(vii)	disbursing income dividends, capital gains distributions and return of capital distributions, if any, to shareholders and recording reinvestment of dividends and distributions in shares of each Fund;

(viii)	preparing and providing, in electronic format, to each Fund’s print vendor of choice:

(a)	confirmation forms for shareholders for all purchases and liquidations of shares of each Fund and other confirmable transactions in shareholders’ accounts,

(b)	copies of shareholder statements and notifications to shareholders and registered representatives of dealers in accordance with the instructions of an Authorized Person, and

(c)	shareholder reports and prospectuses provided by a Fund;

(ix)	providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by a Fund or its management company;

(x)	maintaining those records necessary to carry out SS&C’s duties hereunder, including all information reasonably required by each Fund to account for all transactions on TA2000 in the Fund shares;

(xi)	calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by a Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arranging the mailing to dealers of confirmations of wire order trades;

(xiv)	processing, generally on the date of receipt, purchases, redemptions, exchanges, issuer tender offers and related repurchase requests, or instructions, as applicable, to settle any mail or wire order purchases, redemptions, exchanges, issuer tender offers and related repurchase requests, received in proper order as set forth in the prospectus, and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures);

(xv)	if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. For clarification, with respect to obligations, each Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. SS&C’s sole obligation is to provide each Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C, to ensure accuracy. SS&C is not responsible in any way for claims that the sale of shares of a Fund violated any such requirement (unless such violation results from a failure of the SS&C Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state);

(xvi)	providing to each Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C shall answer and respond to inquiries from existing shareholders and prospective shareholders of each Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Funds to SS&C, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Funds, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	(where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)	in order to assist each Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If a Fund elects to have SS&C implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C, the parties will agree upon the applicable fees and the service scope and execute the attached appendix (“Appendix 2” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xx)	as mutually agreed upon by the parties as to the service scope and fees, SS&C shall carry out certain information requests, analyses and reporting services in support of each Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix 3” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties;

(xxi)	as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing);

(xxii)	administering each Fund’s distribution reinvestment plan, including:

(a)	acceptance and processing of shareholder opt-in and opt-out elections;

(b)	tracking of shareholder election statuses, and reporting to the Fund on such statuses, when requested; and

(c)	completion of the share issuance and purchase transactions in relation to distributions payable to shareholders participating in the distribution reinvestment plan once the NAV applicable to such distribution date becomes available; and

(xxiii)	upon request of a Fund and mutual agreement between the parties as to the scope and any applicable fees, SS&C may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing signed by both parties and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B.	At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C.	SS&C shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in a Fund’s instructions, prospectus or application as amended from time to time, for the Fund, provided SS&C is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C’s cost of performing the services required hereunder at the current level of service, SS&C shall advise such Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs.

D.	Each Fund acknowledges that SS&C is currently using, and will continue to use, domestic or foreign SS&C affiliates to assist with software development and support projects for SS&C and/or for the Funds. As part of such support, each Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E.	Each Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C provided that the requirements of the new funds are generally consistent with services then being provided by SS&C under the Agreement. If less than 60 days’ prior notice is provided by a Fund, additional ‘rush’ fees may be applied by SS&C. Rates or charges for additional funds shall be as set forth in Schedule B for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C’s then-standard pricing schedule.

F.	The parties agree that to the extent that SS&C provides any services under the Agreement that relate to compliance by a Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to such Fund and that SS&C will not make any judgments or exercise any discretion of any kind. Each Fund agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by such Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C of the Fund in this regard.

G.

(i)	Each Fund instructs and authorizes SS&C to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRA accounts (“IRA Accounts”) featuring the funds made available by such Fund. Each Fund acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRA Accounts. Each Fund agrees that SS&C will perform the following functions, among others, with respect to the IRA Accounts:

a.	securityholder recordkeeping;

b.	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

c.	receipt of securityholder monies within the Fund universal bank account;

d.	movement of securityholder money to either the Fund or custodian cash positions;

e.	payment, dividend disbursement and bank account reconciliation;

f.	preparing, providing in electronic format a file to the Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Code, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

g.	providing all securityholder notices and other information which the Fund’s custodian provides with regard to the IRA Accounts under applicable federal and state laws;

h.	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of Provider for such assistance at its standard rates and fees for personnel then in effect at that time);

i.	solicitation and processing of securityholder paid custodial fees; and

j.	processing of annual custodian maintenance fees from cash or reinvested distributions.

(ii)	In connection with providing services for the IRA Accounts, each Fund hereby authorizes SS&C, acting as agent for such Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks one or more deposit accounts at a Bank into which SS&C shall deposit the Fund’s funds SS&C receives for payment of dividends, distributions, purchases of the Fund shares, redemptions of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Fund and the IRA securityholders; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to SS&C, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations with respect to the IRA Accounts. SS&C, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Section. In each of the foregoing situations, SS&C shall not be liable for any adverse consequences arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C shall have acted in good faith, with due diligence and without negligence.

(iii)	Representations, Warranties and Covenants. SS&C hereby represents, warrants and covenants that:

a.	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

b.	Any agreement between SS&C and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to SS&C except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

c.	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with SS&C (or otherwise resigns as custodian of the IRA Accounts), SS&C shall: (i) provide prompt notice to the relevant Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(iv)	Investment Authority; No Fiduciary. In no event shall a Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall a Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA Account.

H.	If applicable, SS&C will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of a Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I.	Upon receipt of a Fund’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J.	If applicable, each Fund will furnish SS&C with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C. Such certificates will be signed manually or by facsimile signatures of the officers of such Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of a Fund shall be represented to have been lost, stolen or destroyed, SS&C, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of a Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C shall file Form X-17F-1A as required by applicable federal securities laws.

K.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of a Fund’s instructions that shares of stock be repurchased or redeemed and funds remitted therefor, such repurchases or redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C to be duly authorized. Upon receipt of a Fund’s instructions that the Fund will issue a non-transferrable promissory note entitling shareholders to the amount in cash due for shares accepted for any qualifying repurchase of shares by the Fund, SS&C will hold such promissory note in shareholder accounts for this purpose and upon receipt of proper instructions by the Fund, process the payment of amounts due to shareholders under the terms of the promissory note. SS&C reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L.	Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with each Fund SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to a Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times a Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

M.	Recapitalization or Readjustment

In case of any recapitalization, readjustment or other change in the capital structure of a Fund requiring a change in the shares contained in book entry form on the stock record of the Fund as maintained by SS&C, SS&C will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

(a)	Written instructions from an officer of the Fund;

(b)	Certified copy of the amendment to the Declaration of Trust or other document effecting the change;

(c)	Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares, and an opinion of counsel (electronic mail confirmation being sufficient) that the order or consent of no other government or regulatory authority is required;

(d)	A certificate by the secretary or similarly situated officer of the Fund or alternatively, at the Fund’s option, an opinion of counsel for the Fund (who may be the Fund’s Chief Legal Officer and electronic mail confirmation being sufficient) stating:

(i)	The status of the shares of the Fund in the new form under the Securities Act of 1933, as amended and any other applicable federal or state statute; and

(ii)	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

N.	Changes and Modifications.

(i)	SS&C shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that each Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of a Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless each Fund is given thirty (30) days’ prior written notice to allow such Fund to change its procedures and SS&C provides the Fund with revised operating procedures and controls.

(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement, each Fund will disclose to SS&C Confidential Information and SS&C may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies a Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) each Fund hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) each Fund hereby grants SS&C a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of a Fund shall be and shall remain the property of the Fund.

2.	Operation of SS&C System. In connection with the performance of its services under this Agreement, SS&C is responsible for such items as:

A.	That entries in SS&C’s records, and in each Fund’s records created by SS&C on the TA2000 System, reflect the orders, instructions, and other information received by SS&C from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names as an Authorized Person on Appendix 1, broker-dealers or securityholders;

B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in each Fund’s records on the TA2000 System;

C.	The accurate and timely issuance of dividend, distribution and repurchase checks in accordance with instructions received from each Fund and the data in the Fund’s records on the TA2000 System;

D.	That, once approval of a Fund therefor has been received by SS&C, repurchases and payments be effected timely in accordance with the instructions of the Fund and accurately in accordance with repurchase instructions received by SS&C from Authorized Persons, broker-dealers or securityholders and the data in the Fund’s records on the TA2000 System;

E.	The deposit daily in a Fund’s appropriate special bank account of all checks and payments received by SS&C from the National Securities Clearing Corporation (“NSCC”) (if applicable), broker-dealers or securityholders for investment in shares;

F.	The requiring of proper forms of subscriptions (including confirming that subscription agreements are properly completed), instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, repurchases, and other securityholder account transactions, all in conformance with SS&C’s present procedures as set forth in its Procedures, with such changes or deviations therefrom as may be from time to time required or approved by a Fund, its investment adviser or managing dealer, or its or SS&C’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

G.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act and the 1940 Act; and

H.	The maintenance of a current, duplicate set of each Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

3.	Fund Obligations.

A.	Each Fund agrees to use its reasonable efforts to electronically deliver to SS&C in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B.	Each Fund will provide SS&C written notice of any change in Authorized Personnel as set forth on Appendix 1.

C.	Each Fund will notify SS&C of material changes to its Declaration of Trust or Bylaws (e.g. in the case of recapitalization) that impact the services provided by SS&C under the Agreement.

D.	If at any time a Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of such Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of such Fund’s shares, the Fund will give prompt notice thereof to SS&C.

E.	Each Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with such Fund or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (1) provides SS&C with a minimum of 12 months’ notice before the accounts are deconverted from SS&C, or (2), if 12 months’ notice is not possible, such Fund shall compensate SS&C by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

4.	Compliance.

A.	SS&C shall perform the services under this Schedule A in conformance with SS&C’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by a Fund, its investment adviser or managing dealer, or its or SS&C’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Schedule and any of other obligations of a Fund under applicable law that SS&C has not agreed to perform on such Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

B.	Each Fund hereby advises SS&C that all of the shares of such Fund are sold by broker-dealers who have executed selling group or dealer agreements with the Fund or with the Fund’s managing dealer pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under applicable laws with respect to customer identification procedures, identity theft and the red flag regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Fund is employing SS&C to provide or fulfill. Any requirement to comply with applicable law with respect to any attempt to verify the identity of shareholders of the shares of a Fund shall remain with such Fund and the Fund’s broker-dealers.

5.	Bank Accounts.

A.	SS&C, acting as agent for each Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks, accounts into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Fund shares, redemptions and repurchases of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of a Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for each Fund, is also hereby authorized to execute on behalf and in the name of each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the relevant Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B.	SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

6.	Records.

SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A.	Annual Purges by August 31: SS&C and each Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject each Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Schedule B.

B.	Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Schedule B, or as otherwise mutually agreed, then a Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

7.	Disposition of Books, Records and Canceled Certificates.

SS&C may send periodically to a Fund, or to where designated by a Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by such Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by a Fund without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

8.	Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and repurchase of Fund shares).

A.	SS&C will, at the expense of a Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by SS&C.

B.	If a Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished SS&C within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

C.	If a Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to SS&C but the size and form of said envelopes will be subject to the approval of SS&C. If stamped envelopes are used, they must be furnished by a Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

APPENDIX 1

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Funds and SS&C, each Fund authorizes the following Fund personnel to provide instructions to SS&C, and receive inquiries from SS&C in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by a Fund by providing SS&C with a substitute Appendix 1. Any such substitute Appendix 1 shall become effective twenty-four (24) hours after SS&C’s receipt of the document and shall be incorporated into the Agreement.

APPENDIX 2

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1	In order to assist each Fund with its responsibilities to comply with certain BSA/AML and Sanctions (collectively “BSA/AML” for purposes of this document) compliance requirements[1] to which it is subject pursuant to its separate agreements with the Funds, SS&C has established and offers certain risk-based processes outlined herein (AML Services) that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; (ii) assist in the verification of persons opening accounts with the Funds; and (iii) perform sanctions screening to protect the Funds from engaging in prohibited transactions[2] with Specially Designated Nationals (SDNs)[3]. Each Fund has reviewed these AML Services as described in the Compliance+ Manual (the “AML Procedures”) and desires to engage SS&C to provide such AML Services to the Fund consistent with the AML Procedures. Each Fund remains responsible for assuring its compliance with applicable BSA/AML requirements.

1.2	Accordingly, subject to the terms and conditions set forth in the Agreement, each Fund hereby instructs and directs SS&C to apply and provide the AML Services as set forth herein on such Fund’s behalf. SS&C may, at any time, and at its sole discretion, modify the AML Services, with or without notice[4] to a Fund. Each Fund’s continued use of AML Services following any such modification constitutes the Fund’s acceptance of the modified services.

1.3	SS&C agrees to provide such AML Services, with respect to the ownership of Shares in the Funds for which SS&C maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement and the AML Procedures.

2.	Limitation on Delegation. Each Fund acknowledges and agrees that in accepting the delegation hereunder, SS&C is agreeing to provide only the AML Services set forth herein and in the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of a Fund’s requirement to comply with applicable BSA/AML rules or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that SS&C shall only be responsible for providing AML Services with respect to the ownership of, and transactions in, Shares in the Funds for which SS&C maintains the applicable Shareholder information.

3.	AML Services[5]

3.1	Consistent with the Transfer Agency services provided and with respect to the ownership of Shares in the Funds for which SS&C maintains the applicable Shareholder information, and as described in the AML Procedures SS&C shall provide the following denoted AML Services:

Service	Performed (X)
Customer Identification Program Services including Beneficial Ownership -USA PATRIOT Act (USAPA) Section 326	X
Special Measures Imposed by the Secretary of the Treasury Processing – USAPA Section 311	X

[1]	Generally the Bank Secrecy Act and USA PATRIOT Act of 2001, as amended

[2]	Prohibited transactions are trade or financial transactions and other dealings in which U.S. persons may not engage unless authorized by OFAC or expressly exempted by statute. Because each sanction program is based on different foreign policy and national security goals, prohibitions may vary between programs.

[3]	As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals” or “SDNs.” Their assets are blocked and U.S. persons are generally prohibited from dealing with them.

[4]	Modifications deemed administrative, ministerial or immaterial require no notice. Notice precedes modifications deemed material.

[5]	The persons, account holders, accounts and transaction activity subject to review are subject to certain standard exclusions as set forth in written procedures provided to the Funds and that may be modified from time to time.

Suspicious Activity Monitoring (Transaction Monitoring) - USAPA Section 356	X
Recordkeeping obligations imposed by AML/BSA; OFAC	X
Sanctions Program Screening (OFAC; OSFI; EU;FATF)	X
Due Diligence for Correspondent Accounts - USAPA Section 312	X
Enhanced Due Diligence for Certain Foreign Bank Correspondent Accounts - USAPA Section 312	X
Suspicious Activity Report (“SAR”) Preparation & Filing[6] and [7]	X
PEP Screening	X

SS&C will permit the Fund and, subject to an NDA with SS&C, its duly authorized agents, as well as duly authorized federal examiners to make periodic inspections of its operations as such would involve a Fund to obtain, inter alia, information and records relating to SS&C’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect SS&C’s operations for purposes of the Program. Such inspections will be consistent with such inspections as SS&C permits for other similarly situated clients, Any costs imposed by such examiners in connection with such examination (other than fines or other penalties incurred as a result of SS&C’s liability under this Agreement) shall be paid by the relevant Fund. Notwithstanding anything herein to the contrary, SS&C will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with legitimate examinations by any such authority of SS&C’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the relevant Fund to the extent that the examination relates to SS&C’s performance of services under this Agreement.

[6]	Reporting of known or suspected violations of law or suspicious activity observed by financial institutions related to criminal behavior, such as money laundering, fraud, the financing of terrorism, etc.

[7]	Promptly following the filing of each SAR, DST shall send to each Fund (or its designee) at certain email addresses provided from time to time by the Funds, a copy of the SAR and evidence of filing; material in support of the SAR is available upon request.

APPENDIX 3

OMNIBUS TRANSPARENCY SERVICES

A.		Each Fund shall provide the following information to SS&C:

	1.	The name and contact information for the financial intermediary with which the Fund has a “shareholder information agreement” (under which the financial intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the financial intermediary (an “accountlet”)), that is to receive an information request;

	2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the financial intermediary;

	3.	The frequency of supplemental data requests from SS&C;

	4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

	5.	The expected turnaround time for a response from the financial intermediary to an information request (including requests for supplemental data)

B.		Upon receipt of the foregoing information, the Funds hereby authorize and instruct SS&C to perform the following services:

	1.	Financial Intermediary Surveillance Schedules.

(a)	Create a system profile and infrastructure based upon parameters set by each Fund to establish and maintain financial intermediary surveillance schedules and communication protocol/links.

(b)	Initiate information requests to the financial intermediaries.

1.

	2.	Data Management Monitoring

(a)	Monitor status of information requests until all supplemental data is received.

(b)	If a Financial Intermediary does not respond to a second request from SS&C, the SS&C shall notify the relevant Fund for the Fund to follow-up with the financial intermediary.

2.

	3.	Customized Reporting for Market Timing Analysis

(a)	Run information received from the financial intermediaries through TA2000 System functionalities.

(b)	Generate exception reports using parameters provided by the Funds.

3.

	4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)	Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)	Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)	Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a)	Communicate results of analysis to the Funds or upon request of the Funds directly to the financial intermediary.

(b)	Unless otherwise requested by the Funds and as applicable, instruct the financial intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)	Update AWD work object with comments detailing resolution.

(d)	Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a)	Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, SS&C shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a)	Update system watch list with pertinent information on trade violators.

(b)	Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Schedule B

Funds

Funds that are Parties to the Agreement:

Fund	Organization
T. Rowe Price OHA Private Credit Fund	Delaware, statutory trust

8Schedule C

Data

Protection

Addendum

This Schedule is made subject to the terms of the Transfer Agent Agreement (the “Agreement”), and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Exhibit shall prevail. The requirements of this Exhibit are applicable if and to the extent that SS&C creates, has access to, or receives from or on behalf of The Fund any The Fund Confidential Information (as defined in the Agreement) in electronic format.

1.	Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“SS&C Security Assessment” shall mean SS&C’s internal security assessment as described in Section 3.1 below.

1.2	“Mitigate” means SS&C’s deployment of security controls as reasonably necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate”, means that SS&C has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a material risk to The Fund Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise The Fund Confidential Information.

1.5	“Security Incident” means the confirmed unauthorized access to or disclosure of The Fund Confidential Information.

2.	General Requirements.

2.1	SS&C represents and warrants that it is in compliance with all data protection laws applicable to SS&C as a United States based transfer agent, including without limitation the California Consumer Privacy Law (“Data Protection Law”). SS&C will provide the same level of protection for the personal data in the Fund Confidential Information as required by Data Protection Law. SS&C will notify Client as soon as possible (and in no more than 5 days) if SS&C determines that it can no longer meet its obligations under applicable Data Protection Law.

a.	SS&C will not process the Fund Confidential Information in a manner inconsistent with SS&C’s role as Client’s “service provider,” as such term is defined in the Data Protection Law and as such role and responsibility is outlined in this Agreement;

b.	SS&C will not retain, use, or disclose the or “sell” or “share” personal data in the Fund Confidential Information outside of the direct business relationship between Client and SS&C except as outlined herein;

c.	To the extent legally permitted, SS&C shall promptly notify Client if SS&C receives any requests from an individual seeking to exercise any rights afforded to them under applicable law regarding personal data. SS&C will cooperate to the extent reasonably necessary in connection with Client’s requests related to data protection impact assessments and consultation with supervisory authorities and for the fulfillment of Client’s obligation to respond to requests for exercising a data subject’s rights afforded by applicable law.

2.2	Security Program. SS&C shall maintain a comprehensive, commercially reasonable information security program under which SS&C documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (i) comply with U.S. laws applicable to SS&C’s business; and (ii) protect the confidentiality, integrity, availability, and security of The Fund Confidential Information.

2.3	Policies and Procedures. SS&C shall maintain written information security management policies and procedures (configured in accordance with its risk assessment program) reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of The Fund Confidential Information. Such policies and procedures will, at a minimum:

(a)	assign specific data security responsibilities and accountabilities to specific individual(s);

(b)	describe acceptable use of SS&C’s assets, including computing systems, networks, and messaging;

[8]	Note to SS&C: This Schedule C is still under review by OHA.

(c)	provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(d)	describe logging and monitoring of SS&C’s production environment, including logging and monitoring of physical and logical access to SS&C’s networks and systems that process or store The Fund Confidential Information;

(e)	include an incident response process;

(f)	enforce commercially reasonable practices for user authentication;

(g)	include a formal risk management program which includes periodic risk assessments; and

(h)	provide an adequate framework of controls reasonably designed to safeguard The Fund Confidential Information.

2.4	Subcontractors. To the extent that any subcontractor engaged by SS&C to provide services under the Agreement has access to, or receives from or on behalf of The Fund any unencrypted The Fund Confidential Information in electronic format or personal data in any format, SS&C shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of The Fund Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Exhibit), to the extent the terms of the Agreement and this Exhibit would be relevant to the subcontractor’s services provided. SS&C will make a list of such subcontractors available to Client on a periodic basis. SS&C will notify Client of any changes to the list of subcontractors as part of Client’s periodic review/diligence of SS&C and the Services.

2.5	IT Change and Configuration Management. SS&C shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, SS&C shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.6	Physical and Environmental Security. SS&C shall: (i) restrict entry to SS&C’s area(s) where The Fund Confidential Information is stored, accessed, or processed solely to SS&C’s personnel or SS&C authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.7	SS&C Employee Training and Access. SS&C shall: (i) train its employees on the acceptable use and handling of The Fund’s Confidential Information and ensure they are under obligations of confidentiality for any personal data therein; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to SS&C’s information systems and services; and upon termination of any of SS&C’s employees, SS&C shall revoke such employee’s access to SS&C’s domain following termination of such individual and revoke such individual’s access to The Fund Confidential Information promptly under the circumstances and in accordance with SS&C’s internal policies and procedures.

2.8	Change Notifications. SS&C may, in its sole discretion, revise SS&C information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with SS&C’s information security services provided to The Fund as of the date of execution of this Exhibit.

2.9	Data Retention. SS&C shall not retain any The Fund Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (i) required by U.S. law; (ii) expressly required or permitted by The Fund in writing: (iii) required by SS&C’s document retention policies; (iv) to the extent necessary to comply with The Fund’s or SS&C’s legal or regulatory obligations; or (v) as otherwise permitted in accordance with the Agreement.

Optional Provisions if specifically asked:

2.10	Patch Management. SS&C will use a risk-based patching method to determine the priority and sequencing of system patches that update the application, database and operating system layers. Patches for high-risk security issues are applied to systems on a risk-based timeframe that reflects the credible threats to the particular environment, and includes confirmation testing as needed, and therefore timeframes may differ.

2.11	Malicious code. SS&C also agrees to implement commercially reasonable software and other appropriate measures to scan for, detect and prevent the transmission from SS&C’s computers, hardware, networks and systems of any virus, malware, Trojan horse, worm, time bomb, drop dead device, or other malicious code.

2.12	Logging and Monitoring. SS&C will log and monitor all access to systems that contain such information to the extent that such logging and monitoring is within SS&Cs authority and capability to perform and is operationally feasible.

2.13	Encryption. SS&C shall employ industry recognized encryption algorithm (such as TLS, PGP, SFTP, AES) when communicating The Fund Data in SS&C’s possession or control over any public network or when using encryption to store The Fund data at rest and computing resources. SS&C shall implement and comply with a formal encryption policy covering acceptable standards, algorithms, key administration practices, and certificates.

2.14	External Storage. SS&C will maintain backup information in secure storage and if stored off-site, in an encrypted format using industry standard of encryption.

2.15	Firewall Security. SS&C will employ firewall security to restrict network level access to computing resources.

3.	Due Diligence Supporting Materials; Security Assessment.

3.1	SS&C Security Assessment. As part of SS&C’s Security Assessment, SS&C will: (i) conduct periodic vulnerability scans (scoped using its risk assessment program) on externally-facing applications that may receive, access, process or store The Fund Confidential Information at SS&C’s expense; (ii) evaluate the results of the vulnerability scans and Mitigate or Remediate Security Exposures deemed material by SS&C’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate or Remediate Security Exposures discovered and deemed material by SS&C’s personnel within a reasonably appropriate time period in accordance with its internal security policies and procedures. In addition, SS&C will at least once per year, engage an independent external party to perform penetration testing on its externally-facing systems that may receive, access, process or store The Fund Confidential Information, and will provide The Fund with a letter confirming the testing has been performed (the “Testing Attestation Letter”). The Fund is not permitted to conduct penetration testing or other code scanning on SS&C’s environment and software.

3.2	Due Diligence Supporting Materials. Once annually, upon at least 30 days’ written notice from The Fund to SS&C and in response to The Fund’s due diligence efforts, SS&C will provide copies of its: (i) Standard Information Gathering (SIG) questionnaire or a questionnaire to the equivalent succeeding standard (“SIG”); (ii) if applicable, most recent relevant Service Organization Control (“SOC”) audit report , prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 18, Reporting on Controls at a Service Organization, or an audit to the equivalent succeeding standard; (iii) executive summary (excluding any proprietary content) of its information security policy; and (iv) Testing Attestation Letter.

3.3	Diligence Reviews. Upon at least 30 days’ written notice from The Fund to SS&C, not more than once per year, The Fund through its staff or agents (other than any Person that is a competitor of SS&C), may remotely conduct a reasonable review of information security policies to provide the Services under the Agreement (a “Review”). The Fund shall accommodate SS&C’s requests to reschedule any Review based on the availability of required resources. With respect to any Review, The Fund shall:

(a)	Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b)	For any information requests beyond the standard information provision, pay SS&C costs, including staff time at standard rates.

(c)	Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d)	Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which The Fund shall provide to SS&C upon request).

4.	Security Incident Response.

4.1	Security Incident Response. SS&C shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.2	Mitigation and Remediation of Security Incidents. To the extent applicable, SS&C will respond to, which may include Mitigation or Remediation, of any Security Incident in accordance with its internal security policies and procedures.

4.3	Security Incident Notification. SS&C shall promptly notify The Fund but in no event later than 72 hours following discovery of any Security Incident(s). Such notification shall include, to the extent it can be ascertained, the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised The Fund Confidential Information, how SS&C was affected by the Security Incident, and its response to such Security Incident. When available, SS&C shall deliver to The Fund a non-confidential root cause analysis and future incident Mitigation plan with regard to any such Security Incident. SS&C shall reasonably cooperate with The Fund’s investigation and response to each Security Incident.